Exhibit 5.3

Dykema Gossett PLLC Suite 300 39577 Woodward Avenue Bloomfield Hills, Michigan 48304 WWW.DYKEMA.COM Tel: (248) 203-0700 Fax: (248) 203-0763

May 25, 2012

A.M. Castle & Co.

1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523

Ladies and Gentlemen:

We have acted as special Michigan counsel for Total Plastics, Inc., a Michigan corporation (the “Guarantor”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”).  The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of $225,000,000 aggregate principal amount of 12.75% Senior Secured Notes due 2016 (the “Exchange Notes”) of A.M. Castle & Co., a Maryland corporation (the “Issuer”), for an equal principal amount of outstanding 12.75% Senior Secured Notes due 2016 (the “Initial Notes”) of the Issuer, and the guarantee of the Exchange Notes (the “Guarantee”) by, among other entities, the Guarantor pursuant to the Indenture referred to below.  The Initial Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of December 15, 2011, among the Issuer, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), among other parties (the “Indenture”).  Our knowledge of the Guarantor’s businesses, records, transactions, properties and activities is limited to the information which has been brought to our attention by a certificate executed and delivered to us by an officer of the Guarantor in connection with this opinion letter.

In such capacity, we have reviewed the Indenture and the form of the Exchange Notes, each of which has been provided to us by counsel to the Issuer.  We have also examined originals or copies of the Articles of Incorporation and Bylaws of the Guarantor, resolutions of the Board of Directors of the Guarantor dated December 12, 2011, and an on-line certificate of a public official of the State of Michigan concerning the legal existence, qualification or good standing of the Guarantor, all of which have been furnished to us by counsel to the Issuer.  We are not generally familiar with the business records, transactions, properties or activities of the Guarantor, and have made no other investigations or inquiries or examined or reviewed any other documents.  We express no opinion with respect to the legality, enforceability or binding effect of the Indenture or Exchange Notes, including without limitation to the extent they are rendered wholly or partially unenforceable or non-binding on account of any document, instrument, term or provisions incorporated into or referred to in the Indenture or Exchange Notes.

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In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or copies and the authenticity of the originals of such latter documents.  In rendering the opinions expressed herein we have also assumed and relied upon with your permission, without independent investigation, that the parties to the Indenture (and the Guarantee contained therein) have received adequate consideration and reasonably equivalent value in connection with the execution and delivery of the Indenture (and the Guarantee contained therein).

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1)                                  The Guarantor (a) is a corporation existing and in good standing under the laws of the State of Michigan, and (b) has the necessary corporate power to guarantee the Exchange Notes pursuant to the terms of the Indenture.

(2)                                  The guarantee of the Exchange Notes by the Guarantor pursuant to the terms of the Indenture and the execution and delivery of the Indenture by the Guarantor have been duly authorized by all required corporate action of, and the Indenture (and the Guarantee contained therein) has been executed and delivered by, the Guarantor.

Our opinion as to the existence and good standing of the Guarantor is based solely on certificates of public officials and our use of the term “good standing” refers to whatever specific status those certificates confirm.

For purposes of the opinions expressed herein, we assume that each of the other parties to the Indenture (other than the Guarantor) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each such party is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by each such party and constitutes the legally valid, binding and enforceable obligation of each such party enforceable against each such party in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of Michigan. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date of effectiveness of the Registration Statement, and we undertake no obligation to supplement this letter if any applicable laws change after that date or if we become aware of any facts that might change the opinions expressed herein after that date or for any other reason.

This opinion may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Act”).  This opinion also may be relied upon by McDermott Will & Emory LLP in connection with the issuance of its opinion letter in connection with the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by the Issuer with the Securities and Exchange Commission under the Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part thereof.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ DYKEMA GOSSETT PLLC